CERTIFICATE OF AMENDMENT

(Pursuant to NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.            Name of Corporation: Fashion Net, Inc.

2.            The articles have been amended as follows:

Article I – Name – shall be amended to read: The name of the corporation is Mimvi, Inc.

Article IV – Authorized Capital – shall be amended to read:

The number of shares of common stock authorized by the corporation shall be 300,000,000.

The number of shares of preferred stock authorized by the corporation shall be 50,000,000

Par value $0.001

3.       The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater propotion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 1,000,000/1,170,000.

4.       N/A

5.       Signature:

/s/Kasian Franks

EXHIBIT A

ARTICLES OF AMENDMENT

OF THE

ARTICLES OF INCORPORATION

OF

Fashion Net, Inc.

(Under Section 78.302 of the Nevada Revised Statutes)

The undersigned, being the Director of Fashion Net, Inc., a corporation organized and existing under and by virtue of the Revised Statutes of the State of Nevada (the “Corporation”), does hereby certify that, the following resolutions were duly adopted by the Board of Directors of the Corporation as required by Section 78.302 of the Nevada Revised Statutes:

WHEREAS, as provided in the Corporation’s Articles of Incorporation, the name of this Corporation is Fashion Net, Inc.

Name Change

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors be and hereby amends the Corporation’s Articles of Incorporation to change the name of the Corporation from Fashion Net, Inc. to Mimvi, Inc., and be it

RESOLVED, that Article I of the Corporation’s Articles of Incorporation – NAME – be and the same hereby is replaced, in its entirety, by the following:

ARTICLE I

NAME

The name of this Corporation is Mimvi, Inc.

Increase in Authorized Capital

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors be and hereby amends the Corporation’s Articles of Incorporation to increase the authorized capital of the Company to three hundred million (300,000,000) shares of common stock, and be it

RESOLVED, that Article IV of the Corporation’s Articles of Incorporation – AUTHORIZED CAPITAL - be and the same hereby is replaced, in its entirety, by the following:

ARTICLE IV

AUTHORIZED CAPITAL

The number of shares of common stock authorized y the Corporation shall be 300,000,000.

The number of shares of preferred stock authorized by the Corporation shall be 50,000,000.

Effective Date

These Articles of Amendment shall become effective on March 4, 2010.